F.N.B. CORPORATION
(Nasdaq: FBAN)
Naples, FL  34102



www.fnbcorporation.com



FOR IMMEDIATE RELEASE

DATE:             October 15, 2003
CONTACT:          Clay W. Cone
                  Vice President-
                  Corporate Communications
                  239-436-1676

      F.N.B. CORPORATION ANNOUNCES THIRD QUARTER 2003 RESULTS

NAPLES, FL, October 15 - F.N.B. Corporation (Nasdaq: FBAN), a diversified financial services company, today reported net income of $484,000, or $0.01 per diluted share, for the third quarter of 2003. This compares with $24.1 million, or $0.51 per diluted share, for the third quarter of 2002. The third quarter 2003 results reflect the impact of previously announced restructuring charges and prepayment of Federal Home Loan Bank debt associated with the Corporation's plan to spin off its Florida operations. The pre-tax impact of these expenses was $32.3 million, reducing diluted earnings per share by $0.45.

Pre-tax charges in the third quarter of 2003 consisted of employee severance of $9.3 million, a $20.7 million penalty on the prepayment of $224.7 million of Federal Home Loan Bank advances, and $2.3 million in professional costs. F.N.B. expects to incur approximately $19 million of additional restructuring costs in the fourth quarter of 2003.

"These results were largely impacted, as expected, by employee severance costs and other restructuring expenses related to the spin-off of our Florida operations as well as the soft economy and continued low rate environment," said Gary L. Tice, President and Chief Executive Officer of F.N.B. Corporation. "It should be noted, however, that we remain on target with our strategic mission. Our goal is to build long-term shareholder value, and our plan to divide the Corporation into two separate public companies will achieve this."

For the first nine months of 2003, net income totaled $48.5 million, or $1.03 per diluted share. This compares with $39.2 million, or $0.83 per diluted share, for the same period a year ago. Merger and restructuring expenses during the nine months ended September 30, 2003 and 2002 reduced diluted earnings per share by $0.47 and $0.64, respectively.

The company's third quarter 2003 operating revenue, consisting of net interest income on a taxable equivalent basis and non-interest income, totaled $105.8 million, an increase of 2.1% over the same period a year ago.

Credit quality remained solid during the quarter. As of September 30, 2003, the allowance for loan losses, which totaled $72.4 million, was 1.30% of total loans. Non-performing assets were 0.46% of total assets, compared to 0.47% as of June 30, 2003. Annualized net charge-offs represented 0.35% of average loans for the three months ended September 30, 2003, compared to 0.35% for the three months ended June 30, 2003, and 0.43% for the three months ended March 31, 2003.

Net interest income on a tax-equivalent basis was $73.1 million for the third quarter of 2003, compared to $73.4 million for the third quarter of 2002. For the first nine months of 2003, net interest income on a tax-equivalent basis was $222.6 million, compared to $213.0 million the prior year, an increase of 4.5%. The net interest margin for the nine-month period ended September 30, 2003, was 4.24%, compared to 4.71% a year ago. During the third quarter of 2003, the net interest margin declined to 3.98%, compared to 4.11% in the second quarter of 2003. The margin compression can be attributed mainly to the acceleration of prepayments and repricing of interest earning assets. Consistent with the industry, F.N.B. expects it may continue to deal with margin compression.

Non-interest income, which includes revenue from trust, securities and insurance operations, for the third quarter of 2003 totaled $32.6 million, up 8.5%, or $2.5 million, over the third quarter of 2002. During the third quarter of 2003, F.N.B. saw a decline in gains on the sale of originated mortgage loans, attributable primarily to a reduction in originations. For the first nine months of 2003, non-interest income was $100.0 million, representing an increase of 13.5%, or $11.9 million, over the same period a year ago.

Non-interest expense for the third quarter of 2003 was $100.5 million, compared to $62.2 million during the third quarter of 2002. This increase was attributable primarily to the $32.3 million of restructuring charges as well as the inclusion of Southern Exchange Bank in the third quarter of 2003. For the first nine months of 2003, non-interest expense totaled $233.9 million, versus $224.4 million the same period a year ago. Included in non-interest expenses for the nine months ended September 30, 2003, and 2002, were pre-tax merger and restructuring expenses of $33.3 million and $41.9 million, respectively.

Book value per common share increased 2.7% from $12.63 per share as of September 30, 2002, to $12.97 per share as of September 30, 2003. Outstanding common shares totaled 46.0 million. Cash dividends per common share grew 15.0% from $0.60 a share for the period ended September 30, 2002, to $0.69 a share the period ended September 30, 2003.

The company also posted solid growth over the prior year in total deposits and loans. As of September 30, 2003, total deposits were $6.1 billion, up 14.0% from $5.3 billion as of September 30, 2002. Deposits acquired through the March 2003 acquisition of Charter Banking Corp. totaled $482 million. On a linked quarter basis, deposits were essentially flat. As of September 30, 2003, total loans were $5.6 billion, up 7.1% from $5.2 billion as of September 30, 2002. Loans acquired through the acquisition of Charter Banking Corp. totaled $170 million. On a linked quarter basis, total loans also were essentially flat.

F.N.B. Corporation currently is an $8.3 billion diversified financial services company headquartered in Naples, Florida. The company owns and operates community banks, insurance agencies, a consumer finance company and First National Trust Company. It has offices located in Florida, Pennsylvania, Ohio and Tennessee. The company's common stock is traded on The Nasdaq Stock Market under the symbol "FBAN."

On July 10, 2003, F.N.B. announced a plan to divide the Corporation into two separate public companies, by spinning off the operations principally known as First National Bank of Florida. It is anticipated that the transaction will be in the form of a tax-free dividend to the existing shareholders of F.N.B. Corporation. F.N.B. has requested a private letter ruling from the IRS along with the necessary regulatory approvals. A Form 10 information statement will be filed later this month with the Securities and Exchange Commission. The transaction is expected to be completed no later than January 2004.

This action is expected to unlock shareholder value by allowing each company to develop and implement a strategic plan that fits its markets and operations. The separation will enable the investment community to better recognize the true value of the two companies. The Pennsylvania company will be a high-performing, high dividend paying entity with a valuation based on the dividend payout and a multiple of earnings in line with its peers. The Florida company will be positioned for growth in one of the country's most attractive areas. As such its stock should trade in line with its Florida peers. The combined cash dividend for the companies is expected to increase by approximately 25% for 2004.

F.N.B. recently announced the addition of three new members to its Board of Directors - Robert B. Goldstein, former Chairman and Chief Executive Officer of Bay View Capital Corporation; John W. Ballantine, private investor and retired banking executive; and John W. Rose, President of McAllen Capital Partners. These new board members possess extensive industry experience and will provide leadership and guidance to the company as part of its proposed reorganization into two separate public companies.

On August 15, 2003, F.N.B.'s Board of Directors declared a quarterly cash dividend of $0.24 per share on its common stock. This dividend represents a 14.3% increase over last year's third quarter dividend. In addition, F.N.B. has paid a dividend every year since it was incorporated in 1974. In recognition of this exceptional dividend history, Mergent Inc., a provider of global business and financial information, recently named F.N.B. as a "2003 Dividend Achiever," a designation received by fewer than 3% of the more than 10,000 U.S. publicly traded companies reviewed as part of Mergent's annual study.

F.N.B. Corporation will host a conference call on Thursday, October 16, 2003, at 2 p.m. (Eastern Time) to discuss the third quarter results and to provide additional information on the proposed spin-off of the company's Florida operations. This conference call will be available by dialing 1-800-346-7359, with the entry code #1160. For those unable to listen to the live call, a replay will be made available from 3 p.m. on October 16, 2003, until 8 p.m. on October 23, 2003, by dialing 1-800-332-6854, with the entry code #1160.

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This document contains "forward-looking statements" relating to present or future trends or factors affecting the banking industry and specifically the financial operations, markets and products of F.N.B. Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance or those projected. These include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3)prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions are less favorable than expected; (5) legislative or regulatory changes adversely affect the businesses in which F.N.B. is engaged; or (6) changes in the securities markets. F.N.B. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this release.